Exhibit 99.1

Company Press Release

November 9, 2023	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS THIRD QUARTER 2023 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 12-week fiscal third quarter ended October 7, 2023.

Third Quarter Summary:

Compared to the prior year third quarter where applicable

•
Sales increased 3.5% to a third-quarter record, $1.199 billion.
•
Net income decreased $87.3 million to a net loss of $46.7 million, primarily due to increased legal settlement expense. Adjusted net income(1) decreased 4.5% to $61.7 million.
•
Adjusted EBITDA(1) increased 0.6% to $121.2 million, representing 10.1% of sales, a 30-basis point decrease.
•
Diluted EPS decreased $0.41 to a loss of $0.22. Adjusted diluted EPS(1) decreased $0.01 to $0.29.

CEO’s Remarks:

“We are pleased to have delivered another quarter with record sales, where we maintained unit share in a challenging environment,” said Ryals McMullian, chairman and CEO of Flowers Foods. “Our pricing strategy proved effective, helping to mitigate inflation and drive top line results. Volume trends improved sequentially, reflecting strong branded retail performance and the diminished impact of business rationalizations. We continued to invest in areas that we expect to drive future growth, including our team, bakeries, brand marketing, and digital initiatives.

“Our diverse product portfolio is well-positioned to meet an increasingly value-focused consumer. We also are investing in innovation to introduce additional differentiated products across the price spectrum, and increasing marketing efforts to aid awareness. Nature's Own Keto loaf and healthier snacking options from Dave's Killer Bread are recent examples that are helping to maintain our strong momentum into the fourth quarter and expand our market potential. We remain focused on maximizing our near-term results while enabling future growth in line with our long-term financial targets.”

For the 52-week Fiscal 2023, the Company Expects:

•
Sales in the range of approximately $5.085 billion to $5.104 billion, representing an increase of approximately 5.8% to 6.2% compared to the prior year period. Prior guidance called for sales of approximately $5.095 billion to $5.141 billion, representing an increase of approximately 6.0% to 7.0% compared to the prior year period.
•
Adjusted EBITDA(2) in the range of approximately $495 million to $515 million, compared to prior guidance of $503 million to $528 million.
•
Diluted EPS in the range of $0.60 to $0.67. Adjusted diluted EPS(1) in the range of approximately $1.18 to $1.25, consistent with prior guidance.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization in the range of $150 million to $155 million, compared to prior guidance of $155 million to $160 million
•
Net interest expense of approximately $16 million to $18 million
•
An effective tax rate of approximately 24%
•
Weighted average diluted share count for the year of approximately 213 million shares
•
Capital expenditures in the range of $135 million to $145 million, with $25 million to $35 million related to the ERP upgrade, compared to prior guidance of $145 million to $155 million, with $30 million to $40 million related to the ERP upgrade

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	12-Week Period Ended	12-Week Period Ended
	October 7, 2023	October 8, 2022
Net (loss) income per diluted common share	$(0.22)	$0.19
Business process improvement costs	0.02	0.03
Plant closure costs and impairment of assets	NM	0.02
Restructuring charges	NM	—
Acquisition-related costs	—	0.04
Legal settlement and related costs	0.49	0.02
Adjusted net income per diluted common share	$0.29	$0.30

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated Third Quarter Operating Highlights

Compared to the prior year third quarter where applicable

•
Sales increased 3.5% to $1.199 billion, a third-quarter record. Pricing/mix(3) increased 6.3%, volume(4) declined 4.1%, and the Papa Pita acquisition added 1.3%.
•
Branded Retail sales increased $22.7 million or 3.0% to $771.2 million due to higher prices intended to offset inflationary pressures, improved mix from greater branded organic product sales, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 2.8%, volume(4) declined 1.1%, and the Papa Pita acquisition added 1.3%.
•
Other sales increased $18.4 million or 4.5% to $428.1 million due to substantial price increases intended to offset inflationary pressures, and the acquisition contribution, partially offset by volume declines. Pricing/mix(3) rose 10.4%, volume(4) declined 7.4%, and the Papa Pita acquisition added 1.5%.
▪
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 51.5% of sales, a 170-basis point decrease. These costs decreased as a percentage of sales due to inflation-driven pricing actions more than offsetting input cost inflation, lower production volumes, increased product returns, and higher maintenance and labor costs.
•
Selling, distribution, and administrative (SD&A) expenses were 50.4% of sales, a 1,180-basis point increase. Increased legal settlement expense, and, to a much lesser extent, increased workforce-related costs, marketing investments, and amortization of technology were partly offset by lower distributor distribution fees as a percentage of sales and acquisition costs incurred in the prior year period. Excluding matters affecting comparability, adjusted SD&A expenses were 38.4% of sales, a 200-basis point increase, due to the factors listed above with the exception of the legal settlement expense and prior-year acquisition costs.
•
Depreciation and amortization (D&A) expenses were $36.0 million or 3.0% of sales, a 20-basis point increase.
•
Net income decreased $87.3 million to a net loss of $46.7 million due to all the factors mentioned above and higher interest expense. Adjusted net income(1) decreased 4.5% to $61.7 million.
•
Adjusted EBITDA(1) increased 0.6% to $121.2 million, representing 10.1% of sales, a 30-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

Year-to-date, through the end of the third quarter of fiscal 2023, cash flow from operating activities decreased by $34.2 million to $257.3 million, capital expenditures decreased $31.4 million to $97.0 million, and dividends paid to shareholders increased $6.7 million to $146.7 million. Cash and cash equivalents were $14.6 million at the end of the third quarter of fiscal 2023.

(1)
Adjusted for items affecting comparability that have occurred through the third quarter of fiscal 2023. See reconciliations of non-GAAP measures in the financial statements following this release.
(2)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 52-week Fiscal 2023 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.
(3)
Calculated as (current year period units X change in price per unit) / prior year period sales dollars
(4)
Calculated as (prior year period price per unit X change in units) / prior year period sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, pre-recorded management remarks and a supporting slide presentation will be posted to the Flowers Foods website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on November 10, 2023. The pre-recorded remarks and webcast will be archived at flowersfoods.com/investors.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2022 sales of $4.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Eric Jacobson (229) 227-2235

Media Contact: flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K (the “Form 10-K”) and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward less expensive store branded products, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our environmental, social, and governance goals in accordance with regulatory requirements and expectations of stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners, and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with independent distributor partners and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities (including the ongoing conflict between Russia and Ukraine and the conflict in Israel and Gaza), incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended October 7, 2023 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition-related activities, certain impairment charges, legal settlements and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	October 7, 2023	December 31, 2022
Assets
Cash and cash equivalents	$14,561	$165,134
Other current assets	674,674	613,334
Property, plant and equipment, net	961,659	849,325
Right-of-use leases, net	263,146	275,214
Distributor notes receivable (1)	139,836	163,354
Other assets	37,899	37,008
Cost in excess of net tangible assets, net	1,342,864	1,209,625
Total assets	$3,434,639	$3,312,994
Liabilities and Stockholders’ Equity
Current liabilities	$620,132	$518,656
Long-term debt	1,037,843	891,842
Right-of-use lease liabilities (2)	271,614	282,862
Other liabilities	130,399	176,344
Stockholders’ equity	1,374,651	1,443,290
Total liabilities and stockholders’ equity	$3,434,639	$3,312,994

(1) Includes current portion of $25,344 and $26,472, respectively.

(2) Includes current portion of $49,727 and $45,769, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Sales	$1,199,260	$1,158,169	$3,961,803	$3,723,152
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	617,468	615,621	2,044,417	1,926,297
Selling, distribution, and administrative expenses	603,954	447,363	1,671,813	1,440,665
Restructuring charges	179	—	6,873	—
Plant closure costs and impairment of assets	1,034	6,835	1,034	7,825
Depreciation and amortization expense	35,974	32,899	114,693	109,244
(Loss) income from operations	(59,349)	55,451	122,973	239,121
Other pension benefit	(62)	(178)	(207)	(594)
Interest expense, net	4,010	1,342	12,147	4,947
(Loss) income before income taxes	(63,297)	54,287	111,033	234,768
Income tax (benefit) expense	(16,567)	13,759	23,293	54,971
Net (loss) income	$(46,730)	$40,528	$87,740	$179,797
Net (loss) income per diluted common share	$(0.22)	$0.19	$0.41	$0.84
Diluted weighted average shares outstanding	211,522	213,326	213,455	213,317

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Cash flows from operating activities:
Net (loss) income	$(46,730)	$40,528	$87,740	$179,797
Adjustments to reconcile net (loss) income to net cash from operating activities:
Total non-cash adjustments	6,458	48,562	111,814	157,514
Changes in assets and liabilities and pension plan contributions	168,683	18,611	57,764	(45,777)
Net cash provided by operating activities	128,411	107,701	257,318	291,534
Cash flows from investing activities:
Purchase of property, plant and equipment	(28,618)	(30,510)	(97,003)	(128,372)
Proceeds from sale of property, plant and equipment	1,503	1,760	2,278	3,335
Acquisition of business	—	—	(274,755)	—
Investment in unconsolidated affiliate	—	—	(1,981)	(9,000)
Other	(1,051)	2,604	4,926	14,781
Net cash disbursed for investing activities	(28,166)	(26,146)	(366,535)	(119,256)
Cash flows from financing activities:
Dividends paid	(48,603)	(46,605)	(146,726)	(140,052)
Stock repurchases	(4,647)	(18,072)	(30,891)	(34,586)
Net change in debt borrowings	(37,000)	—	145,000	—
Payments on financing leases	(461)	(442)	(1,513)	(1,306)
Other	(6,684)	2,168	(7,226)	(1,090)
Net cash disbursed for financing activities	(97,395)	(62,951)	(41,356)	(177,034)
Effect of exchange rates on cash	—	(8,371)	—	(8,371)
Net increase (decrease) in cash and cash equivalents	2,850	18,604	(150,573)	(4,756)
Cash and cash equivalents at beginning of period	11,711	162,511	165,134	185,871
Cash and cash equivalents at end of period	$14,561	$172,744	$14,561	$172,744

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class

	12-Week Period Ended	12-Week Period Ended
	October 7, 2023	October 8, 2022	$ Change	% Change
Branded Retail	$771,165	$748,474	$22,691	3.0%
Other	428,095	409,695	18,400	4.5%
Total Sales	$1,199,260	$1,158,169	$41,091	3.5%

	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	$ Change	% Change
Branded Retail	$2,538,711	$2,439,739	$98,972	4.1%
Other	1,423,092	1,283,413	139,679	10.9%
Total Sales	$3,961,803	$3,723,152	$238,651	6.4%

Sales Bridge

For the 12-week period ended October 7, 2023	Branded Retail	Other	Total
Pricing/mix*	2.8%	10.4%	6.3%
Volume*	(1.1)%	(7.4)%	(4.1)%
Acquisition	1.3%	1.5%	1.3%
Total percentage point change in sales	3.0%	4.5%	3.5%

For the 40-week period ended October 7, 2023	Branded Retail	Other	Total
Pricing/mix*	6.3%	18.3%	11.3%
Volume*	(3.3)%	(8.7)%	(6.0)%
Acquisition	1.1%	1.3%	1.1%
Total percentage point change in sales	4.1%	10.9%	6.4%

* Computations above are calculated as follows:
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of (Loss) Earnings per Share to Adjusted Earnings per Share
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Net (loss) income per diluted common share	$(0.22)	$0.19	$0.41	$0.84
Business process improvement costs	0.02	0.03	0.07	0.10
Plant closure costs and impairment of assets	NM	0.02	NM	0.03
Restructuring charges	NM	—	0.02	—
Acquisition-related costs	—	0.04	0.01	0.04
Severance and lease termination	—	—	—	0.01
Legal settlements and related costs	0.49	0.02	0.48	0.03
Adjusted net income per diluted common share	$0.29	$0.30	$1.00	$1.04
NM - not meaningful.
Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Sales	$1,199,260	$1,158,169	$3,961,803	$3,723,152
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	617,468	615,621	2,044,417	1,926,297
Gross margin excluding depreciation and amortization	581,792	542,548	1,917,386	1,796,855
Less depreciation and amortization for production activities	19,225	18,264	62,932	59,865
Gross margin	$562,567	$524,284	$1,854,454	$1,736,990
Depreciation and amortization for production activities	$19,225	$18,264	$62,932	$59,865
Depreciation and amortization for selling, distribution, and administrative activities	16,749	14,635	51,761	49,379
Total depreciation and amortization	$35,974	$32,899	$114,693	$109,244

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Selling, distribution, and administrative expenses (SD&A)	$603,954	$447,363	$1,671,813	$1,440,665
Business process improvement costs	(5,814)	(8,144)	(18,621)	(28,866)
Legal settlements and related costs	(137,529)	(5,500)	(137,529)	(7,500)
Acquisition-related costs	—	(11,582)	(3,712)	(11,582)
Severance and lease termination	—	—	—	(1,717)
Adjusted SD&A	$460,611	$422,137	$1,511,951	$1,391,000

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Net (loss) income	$(46,730)	$40,528	$87,740	$179,797
Income tax (benefit) expense	(16,567)	13,759	23,293	54,971
Interest expense, net	4,010	1,342	12,147	4,947
Depreciation and amortization	35,974	32,899	114,693	109,244
EBITDA	(23,313)	88,528	237,873	348,959
Other pension benefit	(62)	(178)	(207)	(594)
Business process improvement costs	5,814	8,144	18,621	28,866
Plant closure costs and impairment of assets	1,034	6,835	1,034	7,825
Restructuring charges	179	—	6,873	—
Acquisition-related costs	—	11,582	3,712	11,582
Severance and lease termination	—	—	—	1,717
Legal settlements and related costs	137,529	5,500	137,529	7,500
Adjusted EBITDA	$121,181	$120,411	$405,435	$405,855
Sales	$1,199,260	$1,158,169	$3,961,803	$3,723,152
Adjusted EBITDA margin	10.1%	10.4%	10.2%	10.9%

	Reconciliation of Income Tax (Benefit) Expense to Adjusted Income Tax Expense
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Income tax (benefit) expense	$(16,567)	$13,759	$23,293	$54,971
Tax impact of:
Business process improvement costs	1,453	2,036	4,655	7,217
Plant closure costs and impairment of assets	259	1,708	259	1,956
Restructuring charges	45	—	1,718	—
Acquisition-related costs	—	2,896	928	2,896
Severance and lease termination	—	—	—	429
Legal settlements and related costs	34,382	1,375	34,382	1,875
Adjusted income tax expense	$19,572	$21,774	$65,235	$69,344

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net (Loss) Income to Adjusted Net Income
	12-Week Period Ended	12-Week Period Ended	For the 40-Week Period Ended	For the 40-Week Period Ended
	October 7, 2023	October 8, 2022	October 7, 2023	October 8, 2022
Net (loss) income	$(46,730)	$40,528	$87,740	$179,797
Business process improvement costs	4,361	6,108	13,966	21,649
Plant closure costs and impairment of assets	775	5,127	775	5,869
Restructuring charges	134	—	5,155	—
Acquisition-related costs	—	8,686	2,784	8,686
Severance and lease termination	—	—	—	1,288
Legal settlements and related costs	103,147	4,125	103,147	5,625
Adjusted net income	$61,687	$64,574	$213,567	$222,914

	Reconciliation of Earnings per Share - Full Year Fiscal 2023 Guidance
	Range Estimate
Net income per diluted common share	$0.60	to	$0.67
Business process improvement costs	0.07		0.07
Plant closure costs and impairment of assets	NM		NM
Restructuring charges	0.02		0.02
Acquisition-related costs	0.01		0.01
Legal settlements and related costs	0.48		0.48
Adjusted net income per diluted common share	$1.18	to	$1.25